Exhibit 5.1

July 10, 2025

Fold Holdings, Inc.

2942 North 24th Street, Suite 115, #42035

Phoenix, Arizona 85016

Re:	Fold Holdings, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Fold Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as may be amended or supplemented, the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for offer and resale from time to time by the selling stockholders identified in the Registration Statement of up to 9,282,287 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes (i) up to 9,207,287 shares of Common Stock (the “Purchase Shares”) that the Company may elect, in its sole discretion, to issue and sell to SZOP Opportunities I, LLC (“SZOP”) pursuant to the Equity Purchase Facility Agreement (“EPFA”), dated as of June 16, 2025, by and between the Company and SZOP; and (ii) up to 75,000 shares of Common Stock (the “Placement Agent Shares”) issued by the Company to J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, or any related prospectus (“Prospectus”) or prospectus supplement (“Prospectus Supplement”), other than as expressly stated herein with respect to the Purchase Shares and the Placement Agent Shares.

We have examined and relied upon (a) the Registration Statement and the exhibits thereto and (b) originals or copies, certified or otherwise, identified to our satisfaction, of such records of the Company, such certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the purpose of rendering our opinions set forth below.

In such examination and in rendering this opinion, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the conformity to the forms of documents filed as exhibits to the Registration Statement to the corresponding executed final versions thereof; (iv) the legal competence of all signatories to such documents; and (v) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, certificates, documents, agreements and instruments we have reviewed.

Fold Holdings, Inc. July 10, 2025 Page 2

We have also assumed that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded at the time the Purchase Shares or the Placement Agent Shares are offered or sold as contemplated by the Registration Statement, and (ii) one or more Prospectus or Prospectus Supplement describing the Purchase Shares or the Placement Agent Shares offered thereby will have been prepared, delivered and filed with the Commission and will comply with all applicable laws .

With respect to the Purchase Shares, we have assumed that (i) the approval by the Company’s board of directors (the “Board of Directors”) (or duly authorized designees of the Board of Directors) of each issuance of the Purchase Shares, (ii) the issuance of such Purchase Shares in accordance with such approval of the Board of Directors, for a price per share equal to or greater than the minimum price, if any, authorized by the Board of Directors (or duly authorized designees of the Board of Directors) prior to the date of issuance (the “Minimum Price”), (iii) the receipt by the Company of stockholder approval for issuance of any Purchase Shares in excess of the maximum number of shares permitted under applicable stock exchange rules, with such stockholder approval obtained in accordance with the applicable stock exchange rules, (iv) the receipt by the Company of the consideration (which shall not be less than the par value of such Purchase Shares) to be paid in accordance with such approval, and (v) that no event occurs that causes the total number of Purchase Shares that may be issued for the Minimum Price, when added to the number of shares of Company’s Common Stock issued, subscribed for, or otherwise committed to be issued, to exceed the number of authorized shares of Common Stock available for issuance by the Company

Our opinion herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws. Our opinion is based on these laws as in effect on the date hereof. No opinion is expressed herein with respect to the qualification of the Purchase Shares or the Placement Agent Shares under the securities or blue sky laws of any state or foreign jurisdiction.

Based upon and subject to the foregoing, we are of opinion that:

1.	The Purchase Shares have been duly authorized and, subject to issuance by the Company at a price not less than the Minimum Price, when delivered and paid for in accordance with the EPFA and in accordance with any reservation of shares or other restrictions or limitations imposed by the Board of Directors (or duly authorized designees of the Board of Directors) on sales of Purchase Shares by the Company under the EPFA, will be validly issued, fully paid and nonassessable.

2.	The Placement Agent Shares are validly issued, fully paid, and nonassessable.

The foregoing opinions are subject, as to enforcement, to (a) the effect of bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally; (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the rules governing the availability of specific performance or injunctive relief, whether enforcement is sought in a proceeding in equity or at law; and (c) the provisions of law that require that a judgment for money damages rendered in a court in the United States be expressed only in United States dollars.

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Fold Holdings, Inc. July 10, 2025 Page 3

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

By: Brown Rudnick LLP
Brown Rudnick LLP